Exhibit (h)(iv)

THIRD AMENDMENT TO

AMENDED AND RESTATED

TRANSFER AGENCY AND SERVICE AGREEMENT

This Third Amendment is entered into as of September 11, 2019 (the “Amendment”), by and between Advisers Investment Trust, a statutory trust organized under the laws of the state of Delaware (the “Trust”), acting on its own behalf and on behalf of each of its series managed by J.O. Hambro Capital Management Limited, listed in Schedule A to the Transfer Agency Agreement, and The Northern Trust Company, an Illinois corporation (the “Transfer Agent”).

WHEREAS, the Trust and the Transfer Agent are party to an Amended and Restated Transfer Agency and Service Agreement, dated as of December 14, 2016 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Transfer Agency Agreement”), wherein the Transfer Agent agreed to provide certain services to the Trust; and

WHEREAS, in addition to the provisions contained in the Transfer Agency Agreement, effective as of the date hereof, the Trust and the Transfer Agent wish to make certain amendments to the Transfer Agency Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    DEFINITIONS; INTERPRETATION.

(a)	Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Transfer Agency Agreement.

(b)	The headings to the clauses of this Amendment shall not affect its interpretation.

2.    AMENDMENTS.

(a)	Section 1.2 (Additional Services) of the Transfer Agency Agreement is hereby amended as of the date hereof by inserting the following as new clause (g) at the end of such section:

(g)

Intermediary Support Services. Upon agreement between the Transfer Agent and the Trust and commencing on a date to be mutually agree, the Transfer Agent will provide the intermediary support services described in Schedule E.

(b)	Schedule B to the Transfer Agency Agreement is hereby amended as of the date hereof by replacing such schedule with the Schedule B attached hereto.

(c)	The Transfer Agency Agreement is hereby amended as of the date hereof by inserting the Schedule E attached hereto as a new Schedule E at the end of the Transfer Agency Agreement.

3.    GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

4.    MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

5.    EFFECT OF AMENDMENT. All other terms and conditions set forth in the Transfer Agency Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Transfer Agency Agreement in the Transfer Agency Agreement and all schedules thereto shall mean and be a reference to the Transfer Agency Agreement as amended by this Amendment.

IN WITNESS WHEREOF, each of the Trust and the Transfer Agent has caused this Amendment to be signed and delivered by its duly authorized representative.

ADVISERS INVESTMENT TRUST

By:	/s/ Barbara J. Nelligan
Name:	Barbara J. Nelligan
Title:	President

THE NORTHERN TRUST COMPANY

By:	/s/ Scott Denning
Name:	Scott Denning
Title:	Senior Vice President

SCHEDULE B

FEES

A.	For the services rendered under this Agreement, the Fund shall cause to be paid to Northern out of the assets of the Fund the fees defined on this Fee Schedule.

B.

For the purpose of determining fees calculated as a function of the Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its Prospectus, generally accepted accounting principles, and resolutions of the Fund’s Board of Directors/Trustees.

C.	Out-of-pocket expenses will be computed and billed by Northern and payable monthly by or on behalf of the Fund.

Assumptions:

•	funds

•	3 Share classes per fund

•	7,250 trades

•	$8.4 billion in assets

Fees:

Transfer Agency fee is a tiered fee based on total adviser complex level assets.

Tier 1 First $200 million	-	2.00 basis points
Tier 2 Next $300 million	-	1.50 basis points
Tier 3 Next $500 million	-	1.00 basis points
Tier 4 Over $1 billion	-	0.75 basis points

Intermediary Support Services		$50,000 per annum*

*	To be charged if the Transfer Agent is providing Intermediary Support Services pursuant to Schedule E.

Out of Pocket Expenses:

Customary out of pocket expenses will apply. The list below is representative but not                     exhaustive.

Transfer Agency out of pocket expenses, including but not limited to audio response, check writing, NSCC, CIP-related database searches, data communications equipment, disaster recovery, escheatment, express mail and delivery services, federal wire charges, forms and production, freight, household tape processing, lost shareholder searches, lost shareholder tracking, manual check pulls, network products, postage, offsite storage, P.O. box rental, print/mail services, programming hours, regulatory compliance fee per CUSIP, returned checks, special mailing, statements, confirmations, supplies, tax reporting (federal and state), telephone (telephone and fax lines), transcripts, travel and year-end processing. In addition, any other expenses incurred by the Transfer Agent at the request or the consent of the Trust, will be reimbursed by the Trust.

Minimum Fees:

An annual minimum per fund fee for Northern Trust custody, fund accounting & administration, and transfer agency services is $160,000

Payment Terms:

Fees will be invoiced at month-end for charges related to the previous month and payment is due within four (4) weeks of the original issuance of fee invoice.

Material Changes and Terms of Proposal:

The pricing outlined above is based on representations made by the Trust. Any changes to these representations that impact the assumptions used in our pricing will result in consideration of revisions to the pricing schedule, as mutually agreed to by Trust.

ADVISERS INVESTMENT TRUST		THE NORTHERN TRUST COMPANY

By:	/s/ Barbara J. Nelligan	By:	/s/ Scott Denning
Name:	Barbara J. Nelligan	Name:	Scott Denning
Title:	President	Title:	Senior Vice President

SCHEDULE E

INTERMEDIARY SUPPORT SERVICES

Dated:

Subject to the terms and conditions set forth in the Transfer Agency and Services Agreement, the Trust wishes to retain Northern Trust to perform certain services in support of their agreements with financial intermediaries. The services set forth in this Schedule E may be amended, from time to time, by mutual agreement of the Transfer Agent and the Trust upon execution of a revised Schedule E bearing a later date than the date hereof.

1.	The Trust, its Distributor, and its Adviser may be parties to agreements which make certain Funds available to clients of Financial Intermediaries.

2.	The Transfer Agent agrees to provide support for payment of fees due to Financial Intermediaries, including 12b-1, servicing fees, or other administrative fees.

3.

The Trust agrees to provide the Transfer Agent with the administrative details required to process payments; including, but not limited to, the terms of fee agreements with Financial Intermediaries, the frequency of expected invoices for payment, the contact persons and payment instructions for the Financial Intermediary, the expected source of funds for payments, and any changes to agreement terms.

4.

The Transfer Agent will maintain information on fee arrangements based on information provided by the Trust, will prepare payments upon receipt of invoices, and provide reporting to the Trust. Payments will be approved by the Trust or its designee as agreed with the Transfer Agent.

5.

The Trust will coordinate for funding to be provided to the Transfer Agent in order to facilitate payments to the Financial Intermediaries in a manner to be agreed. The Transfer Agent bears no responsibility for funding payments.

6.	Performance of these services does not make the Transfer Agent a party to any agreement between the Trust, its Distributor, and/or its Adviser and the Financial Intermediary.

7.	Applicable fees for the service will be applied as defined in Schedule B.

ADVISERS INVESTMENT TRUST		THE NORTHERN TRUST COMPANY

By:	/s/ Barbara J. Nelligan	By:	/s/ Scott Denning
Name:	Barbara J. Nelligan	Name:	Scott Denning
Title:	President	Title:	Senior Vice President